EXHIBIT 5.1

OPINION OF VERIZON’S EXECUTIVE VICE

PRESIDENT AND GENERAL COUNSEL

August 30, 2005

Verizon Communications Inc.

1095 Avenue of the Americas

New York, New York 10036

Re:	Registration Statement on Form S-4 of Verizon Communications Inc.

(Registration No. 333-124008)

Ladies and Gentlemen:

I and other members of my staff have acted as counsel to Verizon Communications Inc., a Delaware corporation (the “Registrant”), in connection with the preparation and filing of the Registration Statement on Form S-4 (File No. 333-124008) (as amended to the date hereof, the “Registration Statement”) filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the Registrant’s issuance of up to 186,784,491 shares of the Registrant’s common stock, par value $0.10 per share (the “Shares”), upon consummation of the merger of MCI, Inc., a Delaware corporation (the “Company”), with and into Eli Acquisition, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Registrant (“Merger Sub”), pursuant to the Agreement and Plan of Merger, dated as of February 14, 2005, as amended as of March 4, 2005, March 29, 2005 and May 1, 2005, by and among the Registrant, the Company and Merger Sub (the “Merger Agreement”).

In so acting, I and other members of my staff have examined the originals or certified, conformed or reproduction copies of such agreements, instruments, documents, records and certificates of the Registrant, such certificates of public officials and such other documents, and have made such investigations of law, as I have deemed necessary or appropriate for the purposes of the opinions expressed below. In all such examinations, I have assumed without independent investigation or inquiry the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to me as conformed or reproduction copies. I have assumed the accuracy of the statements made in the certificates and other statements or information of or from public officials.

Based on the foregoing, and subject to the further qualifications set forth below, I am of the opinion that the Shares to be issued by the Registrant pursuant to the Merger

Agreement have been duly authorized, and that, when the Registration Statement has become effective under the Act and the Shares have been issued and delivered in accordance with the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws, as currently in effect, and I do not express any opinion herein concerning any other laws.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the proxy statement and prospectus forming a part thereof. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ William P. Barr

William P. Barr

Executive Vice President and General Counsel

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